VANTEM

Vantem Global's breakthrough building technology system reduces construction time by up to 80%, cuts costs by 25%, and is 5x more energy efficient than traditional building products.



Invest

Deadline September 16, 2019
in 18 days

Unit Price
$1.00

Total Raised
$431,360

Valuation
$9,676,085

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc.

OPPORTUNITY

The $11 trillion construction market is ripe for disruption. Over the last 25 years, nearly every industry has doubled productivity, while construction productivity has decreased. Meanwhile, 1 billion new low income homes are needed.

> "Affordable housing could represent a significant opportunity for the global construction and housing-finance industries. Building homes for all the low-income households added in cities by 2025 could cost $2.3 trillion. That would represent a construction market of $200 billion to $250 billion in revenues annually, or about 10 percent of the global residential real-estate construction industry."
>
> \- McKinsey & Company

PROBLEM

Traditional construction is complex, expensive, and slow. There are many parts and steps, with multiple exterior and interior layers. These components and layers are inefficient and labor intensive.

SOLUTION

Simplify with the Vantem Building System

Vantem has developed a revolutionary building system that simplifies construction, reducing costs and delivery times. **Our innovation is a light structural panel, with a proprietary cement face, that is 25% less expensive, reduces construction time by 80%, and is 5x more energy efficient than traditional building products.**

These weather-resistant, finish-ready panels replace traditional construction. They eliminate complex and expensive cladding layers, and, due to their strength, no additional steel or concrete reinforcement is needed. With their high thermal efficiency, homes built with the Vantem system are more comfortable and less expensive to own and operate.

Watch a home installed in only 7 days with the Vantem System:


Complete in 7 days

Key Features

- Insulation included
- Electric and plumbing-ready
- No additional cladding layers needed
- Entire structure made with panels, with no additional structure required



COMPETITIVE ADVANTAGES

Lower Cost

It is typically up to 25% cheaper to build with the Vantem System than traditional methods and 60% less energy is needed to heat and cool buildings made with Vantem panels.

Ease and Speed of Construction

A Vantem home, office, or school can be completed in 80% less time than traditional methods.

More Energy Efficient

Vantem structures are up to 500% more thermally efficient, reducing energy consumption and making them more comfortable.

Fire Resistant

Vantem panels are formulated to be an extremely effective fire barrier. The facing does not conduct heat easily, nor does it contain ignitable material.

Termite and Mold Resistant

Our proprietary Vantem Cement Board does not contain materials with food values for insects or mold. This makes our panels ideal for wet and dry climates including tropical areas that pose notorious problems for alternative building materials.



Private Residence, Uruguay

VERSATILITY

The Vantem Building system is extremely versatile and can be used for a wide variety of building types, including high quality single-family homes, high-rises, public buildings, and social and mobile housing. It is based on Vantem's proprietary panel and can be supplied as complete structure-kits, ready to erect.

Single-Family Homes

Virtually any design, from modern to traditional can be constructed with our Vantem System. The system works well with most conventional finish materials including paint, stucco, ceramic, stone, and brick veneers.



Private Residence, Chile

Commercial Buildings

Vantem's panels are ideal for interior and exterior walls of commercial buildings. They provide a flexible solution for possible rapid configuration, as well as effective fire barriers between commercial spaces.



Office Building, Bolivia

Schools & Public Buildings

The speed and versatility of Vantem's System makes it ideal for the construction of public buildings such as schools and clinics. Our system provides community and government stakeholders an option to deliver high quality public buildings in a fraction of the time achievable with traditional brick and mortar construction and at more attractive costs.



Elementary School, Uruguay

Mobile Temporary Housing

Vantem's InteliCamp modules provide a competitive, high quality alternative for temporary living and workspaces. Our modules provide higher comfort and lower operating costs due to the superior thermal insulation of Vantem panels. Modules are delivered move-in-ready and can be configured in a multitude of sizes and layouts.



Mobile Temporary Housing, Uruguay

SUCCESS TO DATE

- Built a **$24 million** pipeline, winning **75%** of bids
- Successfully constructed over 500 buildings.
- Established commercial coverage in Latin America and will soon establish coverage in the United States.


Milestones
Vantem has won 75% of bids creating a strong pipeline:
$24 million Pipeline
Housing
$12.3 million
Schools & Education
$9.3 million
Commercial
$2.0 million
Hotels
$400k
Build Simple
VANTEM
Vantemglobal.com

- Received building code approvals in Uruguay, Chile, Brazil, and Bolivia, and are in the process of approval in Colombia – Obtaining code approvals in each country is critical and involves a tremendous body of testing from independent labs. Vantem is one of a small group of companies able to meet these codes.
- Proven effectiveness in seismic and hurricane zones, successfully weathering category 4 and 5 hurricanes and earthquakes of up to 8.2 in magnitude.



Naval Station, Strait of Magellan

—

BUSINESS MODEL


Business Model
> Vantem engineers and manufactures complete building kits that are sold to construction companies, developers, and governments.
> We form Joint Ventures in each market with strong local partners that bring relationships and operational capabilities.
The Vantem Joint Venture manufactures the panel kits locally in automated Vantem-designed plants.
Vantem Global supplies the key facing board component to the local Vantem plant, controlling quality and consistency.
Complete building kits delivered jobsite-ready.
VANTEM

Vantem is currently rolling out its cost-efficient, rapid building technology in South American countries, where traditional brick and concrete construction methods dominate and labor costs are relatively high, including Uruguay, Brazil, Bolivia, Chile, Colombia, and the Caribbean. We are also pursuing opportunities in the United States for large scale building projects.

In our target markets, we sell panels and kits to construction companies and aim to structure 50/50 joint ventures with strong local partners that bring "local know how and know who". We carefully choose joint venture partners based on the strength of their relationships in the local community and business synergies.

Vantem has centralized production of our proprietary cement skin at our partner factory in China, ensuring consistency, quality, and control over the supply chain. Final assembly of the panels can be done at our factory in China or in our local markets, depending on cost considerations.

Vantem seeks to establish panel factories within local markets, ensuring rapid delivery and competitive costs. Vantem's factories are automated with high output capacity. In addition, our factories can be mobile, transported from job site to job site, significantly reducing transportation costs from the factory to the construction site. By manufacturing components in factory settings, we are able to produce buildings year-around regardless of weather conditions. The controlled factory process further ensures quality and exacting standards. For the foreseeable future, we plan to continue to produce our proprietary cement skin in China and ship to our local factories.

> **The global construction market was $10.8T in 2017 and is expected to reach $12.9T by 2022.**
>
> \- Global Data

COMPETITIVE LANDSCAPE

Our target market is highly fragmented. We compete mainly with traditional materials. Other alternative construction methods require higher capex, are more expensive, and are not versatile.

Why Other Alternative Building Methods Can't Compete with Vantem

Cast Concrete

- High capex
- Low versatility
- No insulation
- Needs more layers

Prefab Modular

- Very high capex
- Heavy equipment needed
- High logistics costs
- Needs some layers

3-D Printing

- Unproven
- High capex
- Insulation question
- Needs added layers to complete building

TEAM

Vantem's team has robust experience in construction and global manufacturing. The Company is guided by an experienced board of directors including:



Chris Anderson

CEO of Vantem Global

Chris is the Co-founder and CEO of Vantem Global, heading the team that developed the Vantem system and pioneered its implementation. Prior to this, he co-founded and headed for 20 years an international construction material and wood products manufacturing business, which grew to 1,600 employees with operations in 6 countries.



John Preston

Board Member

John is the former Director of Technology Development (and Licensing) at MIT where he was responsible for the commercialization of MIT-developed technologies. In that capacity, he oversaw activities that led to the creation of hundreds of new technology-based companies as well as the negotiation of thousands of licenses with existing companies. John's primary expertise is in energy, environment, technology, and entrepreneurship.



Shad Azimi

Board Member

Shad is a Managing Partner and the Founder of Vanterra Capital LLC, a global private equity firm that manages assets for a diverse investor base of ultra-high net worth partners and leading institutions. Shad has over 18 years of global private equity investment experience. Prior to founding Vanterra Capital, he was a Principal at NYL Capital, an Associate at Lightyear Capital, and an Associate in the private equity group of UBS/PaineWebber.



Roger Berry

Board Member

Roger has over 17 years of experience in private equity funds and transactions. He is the Founder of Liberty Global Partners, and former Head of Fund Strategies at Climate Change Capital ($1.6 billion AUM). He has strong global sourcing networks, deep experience in emerging markets, and is an experienced negotiator with strong due diligence skills.

Watch Q&A with our CEO


Netcapital

USE OF PROCEEDS

We plan to use the net proceeds of the offering as follows:

- 40%, or $190,200 if the maximum amount is sold, for inventory to meet increased sales
- 40%, or $190,200 if the maximum amount is sold, to finance receivables
- 20%, or $95,100 if the maximum amount is sold, to install a production panel line in Uruguay

TERMS

This is a side-by-side offering of Units, under registration exemptions 4(a)(6) and 506(c), in Vantem Composite Technologies LLC, doing business as Vantem Global. Up to $500,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by September 16, 2019 at 12:00pm ET. If the total doesn't reach its *target*, then your money will be refunded. Vantem Global may issue additional securities to raise up to $500,000, the offering's *maximum*.

$431,360 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,176,085 units
× $1.00 per unit

$10,176,085 implied valuation

Please join us in making a difference.



PITCH DECK


Build Simple
VANTEM

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FINANCIALS

Vantem Global's official name is Vantem Composite Technologies LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

- Form C on March 11, 2019
- Form C/A on May 1, 2019
- Form C/A on June 6, 2019
- Form C/A on June 17, 2019
- Form C/A on July 23, 2019
- Form C/A on July 23, 2019
- Form D on July 30, 2019

UPDATES

- Jul 30, 2019 — Filed Form D
- Jul 23, 2019 — Filed Form C/A
- Jul 23, 2019 — Filed Form C/A
- Jun 17, 2019 — Filed Form C/A
- Jun 6, 2019 — Filed Form C/A
- May 1, 2019 — Filed Form C/A
- Mar 11, 2019 — Primary offering of 500,000 shares at $1.00
- Mar 11, 2019 — Filed Form C

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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